Exhibit 99.1

Tenth Circuit Court Grants Uranium Resources Petition for En Banc Review

Court grants en banc rehearing to determine jurisdiction for key underground injection permit

ALBUQUERQUE, N.M.--(BUSINESS WIRE)--August 25, 2009--Uranium Resources, Inc. (NASDAQ: URRE) (URI) a uranium exploration, development and production company, announced today that the United States Court of Appeals for the Tenth Circuit has approved its June 1, 2009 petition for an en banc review of the court’s April 17, 2009 ruling that URI’s Section 8 property in Churchrock, New Mexico, is Indian Country and, therefore, subject to the jurisdiction of the U.S. Environmental Protection Agency (USEPA) for the issuance of an Underground Injection Permit (UIC). Previously, the State of New Mexico Environmental Department had issued a UIC permit to the company for in-situ recovery (ISR) mining of the Churchrock property.

“The court’s decision to allow an en banc review of permit jurisdiction is an important step toward our being able to define our course of action to advance Churchrock towards production,” commented Dave Clark, President and CEO of URI. “Just as important are our continued efforts to improve our relations with the Navajo Nation in order to develop a better understanding of their issues regarding uranium mining and address their concerns.”

URI has the opportunity to file a supplemental brief regarding the jurisdictional issues by October 8, 2009. The USEPA and the Navajo Nation may respond by November 18, 2009. If they do respond, URI has the option to file a reply brief by December 11, 2009. The court anticipates oral arguments will be held during the week of January 11, 2010

Uranium Resources currently holds over 101 million pounds of uranium mineralized material in New Mexico and, with its pending acquisition of mineral properties from NZ Uranium, URI’s uranium holdings in New Mexico will exceed 135 million pounds on nearly 300,000 acres. URI is the leading uranium company in New Mexico and has been actively working to return uranium mining to the state through its educational program on mining safety, its work with national laboratories such as Los Alamos and Sandia on effective groundwater restoration and partnering with major industry players to resolve the many issues facing the industry.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI has 183,000 acres of uranium mineral holdings, 101.4 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 3 million pounds of uranium. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, to acquire new assets individually or by partnering with other companies and to advance ISR production in New Mexico, which is an environmentally-oriented approach that it believes will be the quickest and least costly means of uranium production for the state. Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investor
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908/ 716-843-3874
dpawlowski@keiadvisors.com
jculligan@keiadvisors.com
or
Media
Uranium Resources, Inc.
April Wade
505-440-9441
awade@uraniumresources.com
or
Uranium Resources, Inc.
David N. Clark
President & Chief Executive Officer
972-219-3330